David T. Thomson P.C.   Certified Public Accountant


CONSENT OF INDEPENDENT ACCOUNTANT

I consent to the inclusion in the Offering
Circular, my report, which includes an explanatory paragraph which discusses the Company's ability to continue as a going concern, dated February 4, 2001, on my audit of the financial statements of Power Save International, Inc. for the years ended
December 31, 2000, 1999 and 1998


/s/David T. Thomson, P.C.
-----------------------------------
David T. Thomson, P.C.

Salt Lake City, Utah
October 25, 2001

P.O. Box 571605 - Murray, Utah 84157
      - (801) 966-9481